Exhibit 99.3

BRISTOW GROUP FILES AMENDED PLAN OF REORGANIZATION

AND DISCLOSURE STATEMENT

Bankruptcy Court Approves Debtor-In-Possession Financing, Commencement of

Solicitation for Consensual Plan of Reorganization

and Motion for Employee Incentive Plans

HOUSTON, TX – August 22, 2019 – Bristow Group Inc. (OTC: BRSWQ) (“Bristow” or the “Company”) today announced an update on the Company’s Chapter 11 court proceedings, and continued progress on its plan to emerge from Chapter 11 in the fourth quarter of 2019.

The Company has filed an Amended Joint Plan of Reorganization (the “Amended Plan”) and the related disclosure statement for the Amended Plan (the “Amended Disclosure Statement”) with the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

In addition, the Court has approved the proposed Superpriority Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) in an aggregate principal amount of $150 million. The Company expects to execute and fund the borrowings under the DIP Credit Agreement on August 26, 2019, subject to the satisfaction of customary closing conditions. The funding of the DIP Credit Agreement will satisfy the financing condition for the Company’s previously announced tender offer to purchase for cash a portion of its outstanding 8.75% Senior Secured Notes due 2023.

The Company’s Ad Hoc Groups of secured and unsecured creditors provided a statement to the Court in support of the Company’s Fiscal Year 2020 Performance Incentive Plan and the Fiscal Year 2020 Non-Executive Incentive Plan, and the Court has approved these employee incentive plans.

L. Don Miller, President and Chief Executive Officer of Bristow, said, “These positive developments represent significant progress toward de-levering our balance sheet, optimizing our fleet and raising new capital, as we continue to execute our strategy to improve our competitive positioning and build on our industry-leading culture of safety and performance. We remain on course to achieve an accelerated and efficient emergence from Chapter 11, with the support and partnership of our lenders, creditors and new capital providers.”

The amendments to the original Plan, which had been filed with the Court on August 1, 2019, include:

•	A comprehensive settlement under which the official committee of unsecured creditors agreed to join the Ad Hoc groups of secured and unsecured noteholders in supporting the Amended Plan.

•

A settlement with PK AirFinance S.à r.l. (“PKA”), Milestone Aviation Group and certain of their affiliates providing for, among other things, a restructuring of the basic economic terms of certain of the Company’s aircraft leases, an amendment of the terms of the term loan credit agreement with PKA, mutual releases between the parties and continued use of certain aircraft important to the Company’s operations (the “Milestone Settlement”). The terms of the Milestone Settlement remain subject to agreement on definitive documentation and approval of the Court.

•

Modifications to the treatment of claims arising from the 6.25% Senior Notes due 2022 and the 4.50% Convertible Senior Notes due 2023, as well as claims from general unsecured creditors, trade vendors and certain of the debtors’ equipment lenders.

The Court has also conditionally approved the Amended Disclosure Statement and the debtors’ commencement of solicitation of votes on the Amended Plan. Bristow will promptly distribute the Amended Plan and the Amended Disclosure Statement to voting creditors for their consideration. This press release is not intended as solicitation for a vote on the Amended Plan.

The full terms of the Amended Plan and the Amended Disclosure Statement, as well as the related pleadings, are available online at: https://cases.primeclerk.com/Bristow.

Information about the claims process is also available at: https://cases.primeclerk.com/Bristow. Questions should be directed to the Company’s claims agent, Prime Clerk, by email to bristowinfo@primeclerk.com or by phone at +1 844-627-6967 (toll free) or +1 347-292-3534 (toll).

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

NO SOLICITATION OR OFFER

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to one or more exemptions from registration, including an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any Chapter 11 plan, including the Amended Plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement, including the Amended Disclosure Statement, and only to such persons and in such jurisdictions as is permitted under applicable law. In addition, the tender offer referred to herein is only being made pursuant to the offer to purchase relating to the tender offer and this press release does not constitute an offer to purchase nor a solicitation of an offer to sell any notes in the tender offer.

About Bristow Group Inc.

Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

Adam.morgan@bristowgroup.com

Reevemark

Paul Caminiti/Hugh Burns/Delia Cannan

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

Linda.mcneill@bristowgroup.com